FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS FEBRUARY SALES

Secaucus, New Jersey - March 6, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $151.7 million for the four-week period ended March 1, 2008, a 13% increase compared to sales of $133.8 million for the same period last year. Consolidated comparable store sales increased 5% on top of a 5% increase last year. During February, the Company opened two Children’s Place stores and one Disney Store. The Company also closed one Disney Store.

Total Sales (millions):

	February 2008	February 2007	% Increase
The Children’s Place brand	$ 111.4	$ 96.0	16%
Disney Store	$ 40.3	$ 37.8	7%
Total Company	$ 151.7	$133.8	13%

Comparable Store Sales Increase/(Decrease):

	February 2008	February 2007
The Children’s Place brand	8%	1%
Disney Store	(4)%	16%
Total Company	5%	5%

Separately, as anticipated, given the previously announced resignation of Board member James Goldman, the Company has received a Nasdaq Staff Deficiency Letter indicating that the Company no longer complies with Nasdaq’s independent director requirements as set forth in Marketplace Rule 4350. Under Nasdaq rules, the Company has a 180 day grace period to regain compliance with this requirement. The Board has a director search underway and expects to name an independent director to replace Mr. Goldman as soon as practicable.

In conjunction with today’s February sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, March 13, 2008. To access the call, please dial (402) 220-2668 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. plans to report fourth quarter and fiscal 2007 results on Thursday, March 20, 2008. The Company will host a conference call on that date to be broadcast live at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (785) 424-1071 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on March 27, 2008. To access the replay, please dial (402) 220-0116, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

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PLCE: February 2008 Sales Release

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” and licensed “Disney Store” brand names. As of March 1, 2008, the Company owned and operated 906 The Children’s Place stores and 335 Disney Stores in North America and its online stores at www.childrensplace.com and www.disneystore.com.

This press release (and above referenced call) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports of Forms 10-K and 10-Q. Risks and uncertainties relating to the restatement of the Company's historical financial information, the Company’s historical stock option granting practices and other historical practices identified as material weaknesses as described in the Company’s filings on December 5, 2007, the delay in holding the Company’s annual shareholder meeting, the outcome of the informal investigation of the Company being conducted by the Securities and Exchange Commission, potential other governmental proceedings, the shareholder litigation commenced against the Company and certain of its officers and directors also could cause actual results, events and performance to differ materially. Readers (or listeners on the call) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc. Heather Anthony, Senior Director, Investor Relations, (201) 558-2865

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